Exhibit 99.1

CAS MEDICAL SYSTEMS Announces proposed public offering of common stock

BRANFORD, Conn. (February 4, 2015) – CAS Medical Systems, Inc. (“CASMED” or the “Company”) (NASDAQ: CASM), a medical technology company that develops, manufactures and markets non-invasive patient monitoring products, today announced that it intends to offer $8.0 million worth of its common stock in an underwritten public offering, subject to market and other conditions. In addition, the Company intends to grant the underwriter an option to purchase additional shares equal to up to 15% of the aggregate number of shares to be sold in the offering. All of the shares in the offering will be sold by the Company.

CASMED intends to use the net proceeds from the offering, if completed, for working capital and general corporate purposes.

Craig-Hallum Capital Group LLC is acting as sole managing underwriter for the offering.

The shares are being offered pursuant to an effective shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (SEC). The securities may be offered only by means of a prospectus. The prospectus and a preliminary prospectus supplement related to the offering have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov and may also be obtained from Craig-Hallum Capital Group, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, telephone 612-334-6300, email: jack.mccarthy@craig-hallum.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CASMED® – Monitoring What's Vital

CASMED is a medical technology company that develops, manufactures, and markets non-invasive patient monitoring products that are vital to patient care. CASMED’S products include the FORE-SIGHT® and FORE-SIGHT ELITE® Absolute Tissue Oximeters and sensors and Traditional Monitoring products, which include MAXNIBP® and MAXIQ™ blood pressure measurement technologies, monitoring products for the bedside and outpatient oral surgery settings including the 740 SELECT® monitor, and neonatal vital signs supplies. These products are designed to provide accurate, non-invasive, biologic measurements that guide clinicians to provide better patient care.

Contacts
CAS Medical Systems, Inc.
Jeffery A. Baird

Chief Financial Officer

(203) 315-6303

ir@casmed.com

LHA

Bruce Voss

(310) 691-7100

bvoss@lhai.com

@LHA_IR_PR

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